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                                                                    EXHIBIT 99.2

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
Contact:    Steven Koehler                 Jill Sawdon
            Chief Financial Officer        Director of Corporate Communications
            The Medicines Company          The Medicines Company
            (973) 656-1616 (ph)            (617) 225-9099 (ph)
            (973) 656-9898 (fx)            (617) 225-2397 (fx)
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For Immediate Release

THE MEDICINES COMPANY FILES SHELF REGISTRATION STATEMENT

PARSIPPANY, NJ, April 23, 2002 - The Medicines Company (NASDAQ: MDCO) announced today the filing of a Form S-3 shelf registration statement with the Securities and Exchange Commission, which will permit the Company, from time to time, to offer and sell up to four million shares of common stock.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state.

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. ANGIOMAX(R) (bivalirudin) is approved in the United States for use as an intravenous anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty, and is expected to be the cornerstone product of a planned acute-care hospital franchise. The Company is also developing another intravenous agent, clevidipine, for the short-term control of high blood pressure in the hospital setting.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-
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looking statements are set forth under the caption "Certain Factors that May
Affect Future Results" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX; how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; whether the Company will be able to develop or acquire additional products; the Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers, distributors and collaborators. We do not assume any obligation to update any forward-looking statements.